								 Exhibit 99.1



Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor
Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


		 OHIO CASUALTY CORPORATION REPORTS IMPROVED
			SECOND QUARTER 2004 EARNINGS


FAIRFIELD, Ohio, August 3, 2004 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced the following results for its second quarter ended June 30, 2004, compared with the same period of the prior year:

  - net income of $32.7 million, or $0.52 per diluted share, versus $11.0 million, or $0.18 per diluted share,
  - All Lines statutory combined ratio of 98.2% for second quarter and 99.5% for the six months ended June 30, 2004 - both are 8.0 point improvements over the same period last year, and
  - Operating income (A) of $30.6 million versus $6.6 million, a $24.0 million or 363.6% increase.

President and Chief Executive Officer Dan Carmichael, commented, "We had significant improvement in the second quarter, the result of good execution of our strategic plan and a big step forward to achieving consistently high quality operating earnings. Our 98.2% statutory combined ratio is our best second quarter ratio since 1988 and our quarterly operating income of $30.6 million is our best result since fourth quarter 1997. We continue to see good improvement over last year's results in both net income and combined ratio, giving us increased confidence in our strategic plan, leading to revised combined ratio guidance.

The improved financial results were primarily driven by our statutory loss and loss adjustment expense ratio, which was 7.5 points better than last year's second quarter due to a decline in claim frequency, fewer large claims, favorable prior year reserve development and a better priced book of business. Net premiums written grew modestly in the quarter, as we continue to see increasing competition in the market.

We continue to make gains in our expense ratio objectives, with our Cost Structure Efficiency (CSE) Initiative improving customer service levels while simultaneously lowering operating costs and increasing staff productivity.
We achieved our goal in staff reductions, as previously announced, with reductions of approximately 450 positions through June. As a result, operating expenses, after severance and related costs, will be reduced by $4.0 million in 2004, with projected annualized savings of $24.5 million in 2005. We expect the expense ratio to continue to improve through the remainder of the year given expected lower operating expenses and a reduction in costs associated with the CSE Initiative.

As previously announced in June, we completed a $200.0 million senior notes offering. The proceeds from the offering will be used to repay a portion of our $201.3 million aggregate principal convertible notes, which are callable in March 2005, or to repurchase shares in an amount up to the equivalent number of shares to be issued if holders of the convertible notes elect to convert in accordance with their terms. Initially the proceeds will be invested in short term securities, which will deteriorate earnings in the near term because of the negative spread between the rate on the senior notes and the yield on the short-term securities. However, the repayment of the convertible notes reduces the potential for significant future share and earnings dilution."

The major components of net income are summarized in the table below:

					   Three Months
Summary Income Statement                   Ended June 30
($ in millions, except share data)       2004         2003
----------------------------------       ----         ----
Premiums and finance charges earned     $367.2       $351.2
Investment income less expenses           48.6         51.4
Investment gains realized, net             3.2          6.8
					-------------------
    Total revenues                      $419.0       $409.4

Losses and benefits for policy-
  holders                               $203.1       $213.7
Loss adjustment expenses                  40.1         41.4
Underwriting expenses                    121.0        126.4
Corporate and other expenses               7.8         10.7
					-------------------
    Total expenses                      $372.0       $392.2

Income tax expense:
  On investment gains realized           $ 1.1        $ 2.4
  On all other income                     13.2          3.8
					 ------------------
    Total income tax expense             $14.3        $ 6.2

Cumulative effect of an
  accounting change                      $   -        $   -

Net income                               $32.7        $11.0
					 ===================

Average shares outstanding
  - diluted                         62,474,082   61,169,556
Net income, per share - diluted          $0.52        $0.18


					    Six Months
Summary Income Statement                   Ended June 30
($ in millions, except share data)       2004         2003
----------------------------------       ----         ----
Premiums and finance charges earned     $728.3       $700.5
Investment income less expenses           99.1        104.6
Investment gains realized, net             6.9         26.1
					-------------------
    Total revenues                      $834.3       $831.2

Losses and benefits for policy-
  holders                               $398.3       $422.5
Loss adjustment expenses                  78.4         88.8
Underwriting expenses                    262.5        254.5
Corporate and other expenses              18.2         18.4
					-------------------
    Total expenses                      $757.4       $784.2

Income tax expense:
  On investment gains realized           $ 2.4       $  9.1
  On all other income                     21.0          7.0
					 ------------------
    Total income tax expense             $23.4        $16.1

Cumulative effect of an
  accounting change                      $(1.6)       $   -

Net income                               $51.9        $30.9
					 ==================

Average shares outstanding
  - diluted                         62,306,935   61,067,946
Net income, per share - diluted          $0.83        $0.51

Consolidated before tax net investment income declined in the second quarter as reinvestment yields remain below our average portfolio yield. As the Corporation continues to deliver improved financial results, proceeds from current investments will be reinvested into tax exempt fixed maturity securities. This shift in the investment portfolio will reduce before tax investment income; however, it will improve after-tax investment yields and lower the Corporation's effective tax rate.

Statutory Results
Insurance industry regulators require subsidiaries of Ohio Casualty Corporation to report certain financial measures on a statutory accounting basis. Management also uses statutory financial criteria to analyze property and casualty results, including loss and loss adjustment expense (LAE) ratios, underwriting expense ratios, combined ratios, net premiums written and net premiums earned.

From an operating segment perspective, Commercial and Personal Lines continued to have low single digit statutory net written premium growth that was driven by price increases and strong retention rates. Specialty Lines net written premiums declined for the quarter due to higher reinsurance costs and increased competitive pressures for commercial umbrella, which was partially offset by good growth in the fidelity and surety product line. Commercial and Personal Lines both had improved statutory combined ratios due to lower claim frequency, higher pricing and improved risk profiles. The Specialty Lines combined ratio, while increasing over the second quarter of 2003, remained very favorable at 94.0% for the quarter.

Supplemental financial information for the second quarter, including many of the statutory financial measures described above, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the Securities and Exchange Commission. A discussion of the differences between statutory accounting principles and GAAP in the United States is included in Item 15 of the Corporation's Form 10-K for the year ended December 31, 2003.

Statutory Net Premiums Written
The table below summarizes net premiums written for the operating segments:

Statutory                        Three Months
Net Premiums Written            Ended June 30        %
($ in millions)               2004         2003     Chg
--------------------          ----         ----     ---
Commercial Lines            $220.3       $209.9     5.0
Specialty Lines               39.1         43.2    (9.4)
Personal Lines               127.3        122.8     3.7
			    ------       ------
   All Lines                $386.7       $375.9     2.9


Statutory                         Six Months
Net Premiums Written            Ended June 30         %
($ in millions)               2004         2003      Chg
--------------------          ----         ----      ---
Commercial Lines            $432.5       $415.1      4.2
Specialty Lines               73.9         76.1     (2.9)
Personal Lines               244.3        236.9      3.1
			    ------       ------
   All Lines                $750.7       $728.1      3.1

Statutory Combined Ratio
The statutory combined ratio is a commonly used gauge of underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The loss and LAE ratios measure losses and LAE as a percentage of net earned premiums and the underwriting expense ratio measures underwriting expenses as a percentage of net premiums written. The combined ratio is the sum of the loss ratio, the LAE ratio, and the underwriting expense ratio. All combined ratio references in this press release are calculated on a calendar year basis unless specified as calculated on an accident year basis. Furthermore, these references to combined ratio or its components are calculated on a statutory accounting basis. The table below summarizes combined ratio results by business unit:

				   Three Months             Six Months
				   Ended June 30           Ended June 30
Statutory Combined Ratio        2004         2003        2004         2003
------------------------        ----         ----        ----         ----
Commercial Lines               100.7%       111.6%       99.8%       111.4%
Specialty Lines                 94.0%        76.0%       93.6%        83.8%
Personal Lines                  95.5%       107.7%      101.3%       108.9%
  All Lines                     98.2%       106.2%       99.5%       107.5%


Loss and LAE Development
The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:

					     Three Months
					     Ended June 30
($ in millions)                            2004         2003
---------------                            ----         ----
Statutory net liabilities,
  beginning of period                  $2,141.9     $2,095.8
Increase/(decrease) in provision
  for prior accident year claims         $(10.2)        $1.8
Increase/(decrease) in provision
  for prior accident year claims
  as % of premiums earned                  (2.8)%        0.5%

					      Six Months
					     Ended June 30
($ in millions)                            2004         2003
---------------                            ----         ----
Statutory net liabilities,
  beginning of period                  $2,128.9     $2,078.7
Increase/(decrease) in provision
  for prior accident year claims         $(12.7)        $4.5
Increase/(decrease) in provision
  for prior accident year claims
  as % of premiums earned                  (1.7)%        0.6%

Other Highlights
For the second quarter of 2004 compared to the second quarter of 2003:

   - Catastrophe losses decreased to $11.7 million from $13.9 million.
   - Employee count was down 20.5% to approximately 2,200 at June 30, 2004.
   - GAAP book value per share of $19.21 increased 2.5%.
   - Premiums to surplus ratio improved to 1.6 to 1 from 1.8 to 1.

Looking forward, the Corporation is revising guidance for calendar year 2004 as follows:

   - Net premiums written will grow in the low single digits,
   - Statutory calendar year combined ratio of 98.0% to 101.0%, assuming a catastrophe loss impact of 2% to 2.5%, and
   - Net investment income of approximately $195 million.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
The Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 1:30 p.m. EDT on Wednesday, August 4, 2004. The call is being webcast by Vcall and can be accessed at Ohio Casualty Corporation's website at www.ocas.com. The webcast is also being distributed over PrecisionIR's Investor Distribution network to both institutional and individual investors. Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. The webcast will be available for replay through November 4, 2004. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 24952527. Call playback begins at 5 p.m. EDT on August 4, 2004 and extends through midnight on August 6, 2004.

Quiet Period
The Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the third quarter will start October 1, 2004 extending through the time of the earnings conference call scheduled for November 3, 2004.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.6 billion as of June 30, 2004.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates;
availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.
Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.

(A) Reconciliation of Net Income to Operating Income
Management of the Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amount and per share, is reconciled to net income and net income per share in the table below:

				     Three Months             Six Months
				     Ended June 30           Ended June 30
($ in millions)                    2004         2003       2004         2003
---------------                    ----         ----       ----         ----
Operating income                  $30.6        $ 6.6      $49.0        $13.9
After-tax net realized gains        2.1          4.4        4.5         17.0
Cumulative effect of
  accounting change                   -            -       (1.6)           -
				  -----        -----       -----       -----
Net income                        $32.7        $11.0       $51.9       $30.9

Operating income
   per share - diluted            $0.49        $0.11       $0.79       $0.23
After-tax net realized gains
   per share- diluted              0.03         0.07        0.07        0.28
Cumulative effect of accounting
   change per share - diluted         -            -       (0.03)          -
				  -----        -----       ------      -----
Net income per share - diluted    $0.52        $0.18       $0.83       $0.51